Exhibit 27(m)

Sample Hypothetical Illustration

WRL FWP Current Accumulation

Policy Year	Month	Age	Beginning CV (1)	Premium (2)	Premium Load (3)	BOM DB (4)	BOM NAAR (5)	Base COI Rate (6)	Base COI Deduction (7)	MDBG Charge (8)	Policy Fee (9)	Net CV (10)	Gross Rate of Inv Return (11)	Invest Fees (12)	Net Rate (13)	M&E (14)	Interest (15)	End CV (16)
5	1	34	11,459.18	3,000.00	180.00	300,000.00	284,741.90	0.024865	7.08	12.00	5.00	14,255.10	6.00%	1.03%	4.97%	0.90%	47.47	14,302.57
5	2	34	14,302.57	—	—	300,000.00	284,718.51	0.024865	7.08	12.00	5.00	14,278.49	6.00%	1.03%	4.97%	0.90%	47.55	14,326.04
5	3	34	14,326.04	—	—	300,000.00	284,695.04	0.024865	7.08	12.00	5.00	14,301.96	6.00%	1.03%	4.97%	0.90%	47.63	14,349.59
5	4	34	14,349.59	—	—	300,000.00	284,671.49	0.024865	7.08	12.00	5.00	14,325.51	6.00%	1.03%	4.97%	0.90%	47.70	14,373.21
5	5	34	14,373.21	—	—	300,000.00	284,647.87	0.024865	7.08	12.00	5.00	14,349.13	6.00%	1.03%	4.97%	0.90%	47.78	14,396.91
5	6	34	14,396.91	—	—	300,000.00	284,624.17	0.024865	7.08	12.00	5.00	14,372.83	6.00%	1.03%	4.97%	0.90%	47.86	14,420.69
5	7	34	14,420.69	—	—	300,000.00	284,600.39	0.024865	7.08	12.00	5.00	14,396.61	6.00%	1.03%	4.97%	0.90%	47.94	14,444.55
5	8	34	14,444.55	—	—	300,000.00	284,576.53	0.024865	7.08	12.00	5.00	14,420.47	6.00%	1.03%	4.97%	0.90%	48.02	14,468.49
5	9	34	14,468.49	—	—	300,000.00	284,552.59	0.024865	7.08	12.00	5.00	14,444.41	6.00%	1.03%	4.97%	0.90%	48.10	14,492.51
5	10	34	14,492.51	—	—	300,000.00	284,528.57	0.024865	7.07	12.00	5.00	14,468.44	6.00%	1.03%	4.97%	0.90%	48.18	14,516.62
5	11	34	14,516.62	—	—	300,000.00	284,504.46	0.024865	7.07	12.00	5.00	14,492.55	6.00%	1.03%	4.97%	0.90%	48.26	14,540.81
5	12	34	14,540.81	—	—	300,000.00	284,480.27	0.024865	7.07	12.00	5.00	14,516.74	6.00%	1.03%	4.97%	0.90%	48.34	14,565.08

(1) = End of Month Cash Value from previous month

(2) = Annual planned premium

(3) = If year 1-10, 6%, otherwise 2.5%

(4) = Beginning of Month Death Benefit

(5) = Net Amount at Risk = (4) - (1) - (2) + (3)

(6) = Current cost of insurance rate

(7) = Current cost of insurance charge = (5) / 1000 * (6)

(8) = Minimum Death Benefit Guarantee Charge = $0.04 Monthly per $1,000 of initial specified amount, during the No Lapse Period only

(9) = Monthly Administration Fee = $5.00 in all months

(10) = Net Cash Value = (1) + (2) - (3) - (7) - (8) - (9)

(11) = Hypothetical Gross Rate of Investment Return

(12) = Arithmetic Average of Total Portfolio Expenses

(13) = Hypothetical Net Rate of Investment Return = (11) - (12)

(14) = Mortality and Expense Charge

(15) = Interest = (10) * { [1 + (13) - (14)] ^ (1/12) -1 }

(16) = End Of Month Cash Value = (10) + (15)